Exhibit 10.4

EXHIBIT E

INDEMNIFICATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the      day of                     , 2010

BETWEEN:

Sophiris Bio Inc., a company incorporated under the laws of British Columbia and having its registered office at 2900 – 550 Burrard Street, Vancouver, British Columbia, V6C 0A3;

(the “Company”)

AND:

— [INSERT NAME OF DIRECTOR OR OFFICER] of — [INSERT ADDRESS OF DIRECTOR OR OFFICER]

(the “Indemnitee”)

WHEREAS:

A.	Directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

B.	Highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of corporations;

C.	The board of directors of the Company (the “Board of Directors”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

D.	It is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

E.

This Agreement is a supplement to and in furtherance of the Articles of the Company (the “Articles”), any resolutions adopted pursuant thereto and the indemnification provisions of the Business Corporations Act (British Columbia), and will not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder; and

F.	In consideration of the above, the Company desires to indemnify the Indemnitee on the terms and conditions hereinafter contained.

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnitee’s service or continued service as a director and/or an officer of the Company or any Affiliate, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Indemnitee do hereby covenant and agree as follows.

ARTICLE 1: DEFINITIONS

1.1	In this Agreement:

(a)	“Affiliate” means any corporation, partnership, trust, joint venture or other unincorporated entity (i) in the case of a corporation, which is an affiliate (as defined in the Business Corporations Act) of the Company, or (ii) in which the Indemnitee is a director or an officer at the request of the Company;

(b)	being a “director” or an “officer” of an Affiliate includes holding an equivalent position to a director or an officer of an Affiliate that is not a corporation;

(c)	“Business Corporations Act” means the Business Corporations Act (British Columbia) and its regulations;

(d)	“Business Day” means a day excluding Saturday, Sunday and any other day which is a statutory holiday in the jurisdiction of the person to whom a notice or other communication is mailed;

(e)	“Court” means the Supreme Court of British Columbia;

(f)	“expenses” includes costs, charges and expenses, including legal and other fees;

(g)	“Indemnitees” means the Indemnitee and his heirs and personal or other legal representatives;

(h)	“proceeding” includes any legal proceeding (including a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding) or investigative action, whether current, threatened, pending or completed;

(i)	“Postal Interruption” means a cessation of normal public postal service in Canada or the United States of America or in any part of Canada or the United States of America affecting the Company or the Indemnitees that is or may reasonably be expected to be of more than forty-eight (48) hours duration;

(j)	“Side Letter” means that certain Fund Indemnitor Letter Agreement, dated as of the date hereof, by and among Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and the Company;

ARTICLE 2: AGREEMENT TO SERVE

2.1 The Indemnitee agrees to become and serve as or continue to be and serve as, as the case may be, a director and/or an officer of the Company and, if requested by the Company and provided it is agreeable to the Indemnitee, the Indemnitee also agrees to become and serve as a director and/or an officer of any Affiliate designated by the Company.

ARTICLE 3: INDEMNIFICATION

3.1 Except as otherwise provided herein, the Company agrees to indemnify and save harmless the Indemnitees to the fullest extent authorized by the Business Corporations Act against all judgments, penalties and fines awarded or imposed in, and all amounts paid in settlement (“settlement amounts”) of, any proceeding in which any of the Indemnitees:

(a)	are or may be joined as a party, or

(b)	are or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, such proceeding,

by reason of the Indemnitee being or having been a director or an officer of the Company or an Affiliate, including a claim for contribution or indemnity or other relief by a person who is or was a director, officer or employee of the Company or an Affiliate, and all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in this Section 3.1, provided that:

(c)	in relation to the subject matter of the proceeding the Indemnitee acted honestly and in good faith with a view to the best interests of the Company or the Affiliate, as applicable; and

(d)	in the case of a proceeding other than a civil proceeding, the Indemnitee had reasonable grounds for believing that his conduct in respect of which the proceeding was brought was lawful.

3.2 To the extent permitted by the Business Corporations Act, at the request of the Indemnitees, the Company will pay all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in Section 3.1 as they are incurred in advance of the final disposition of that proceeding, on receipt of the following:

(a)	a written undertaking by or on behalf of the Indemnitees to repay such amount(s) if it is ultimately determined by the Court or another tribunal of competent jurisdiction that the Company is prohibited under the Business Corporations Act from paying such expenses; and

(b)	satisfactory evidence as to the amount of such expenses.

3.3 The written certification of any of the Indemnitees, together with a copy of a detailed receipt, or a detailed statement indicating the amount paid or to be paid by the Indemnitees, will constitute satisfactory evidence of any expenses for the purposes of Section 3.2.

3.4 The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any proceeding to which the Indemnitee is or becomes a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it will be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion by clear and convincing evidence. However, the Company will not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any proceeding effected without the Company’s written consent, and the Company will not settle any proceeding in any manner that would impose any penalty or limitation on, or require any payment from, the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

3.5 Notwithstanding any other provision herein to the contrary, the Company will not be obligated under this Agreement to indemnify the Indemnitees:

(a)	in respect of matters with respect to which the Indemnitee must not be indemnified under the Business Corporations Act, or in respect of liability that the Indemnitee may not be relieved from under the Business Corporations Act or otherwise at law, unless in any of those cases the Court has made an order authorizing the indemnification;

(b)	with respect to any proceeding initiated or brought voluntarily by the Indemnitee or in which he is joined as a plaintiff without the written agreement of the Company, except for any proceeding brought to establish or enforce a right to indemnification under this Agreement; or

(c)	for any expenses, fines, penalties, judgements or settlement amounts which have been paid to, or on behalf of, the Indemnitees under any applicable policy of insurance or any other arrangements maintained or made available by the Company or any Affiliate for the benefit of its respective directors or officers and, for greater certainty, the indemnity provided hereunder will only apply with respect to any expenses, fines, penalties, judgements or settlement amounts which the Indemnitees may suffer or incur which would not otherwise be paid or satisfied under such insurance or other arrangements maintained or made available by the Company or such Affiliate.

ARTICLE 4: DENIAL OF INDEMNIFICATION

4.1 If a claim for indemnification under this Agreement is not paid in full by the Company within sixty (60) days after a written claim therefor has been received by it and the applicable approval of the Court has been obtained where required, whichever is later, the Indemnitees may any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if wholly successful on the merits or otherwise or substantially successful on the merits, the Indemnitees will also be entitled to be paid all expenses of prosecuting such claim including but not limited to legal fees as between solicitor and own client on a full indemnity basis. It will be a defence to any such action that the Indemnitee has not met the standards of conduct which make it permissible under this Agreement or applicable law for the Company to indemnify the Indemnitees for the amount claimed, but the burden of proving such defence will be on the Company.

ARTICLE 5: CONDUCT OF DEFENCE

5.1 Promptly after receiving notice from any of the Indemnitees of any proceeding identified in Section 3.1, the Company may, and upon the written request of the Indemnitees will, promptly assume conduct of the defence thereof and, at the Company’s expense, retain counsel on behalf of the Indemnitees who is reasonably satisfactory to the Indemnitees, to represent the Indemnitees in respect of the proceeding. If the Company assumes conduct of the defence on behalf of the Indemnitees, the Indemnitee hereby consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnitee will fully cooperate in such defence including, without limitation, providing documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the proceeding.

5.2 In connection with any proceeding in respect of which the Indemnitees may be entitled to be indemnified hereunder, the Indemnitees will have the right to employ separate counsel of their choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the expense of the Indemnitees unless:

(a)	the Indemnitees reasonably determine that there are legal defences available to the Indemnitees that are different from or in addition to those available to the Company or any Affiliate, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(b)	the Company has not assumed the defence of the proceeding and employed counsel therefor reasonably satisfactory to the Indemnitees within a reasonable period of time after receiving notice thereof; or

(c)	employment of such other counsel has been authorized in writing by the Company;

in which event the reasonable fees and disbursements of such counsel will be paid by the Company, subject to the terms thereof. In any such proceeding, the Company will fully cooperate in the defence of the Indemnitees including, without limitation, providing documents and causing its representatives to attend examinations for discovery, make affidavits, meet with counsel and testify and divulge all information in the Company’s possession reasonably required to defend or prosecute the proceeding.

5.3 No admission of liability and no settlement of any proceeding by the Company in a manner adverse to the Indemnitees will be made without the consent of the Indemnitees, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnitees without the consent of the Company and the Company will not be liable for any settlement of any proceeding made without its consent, such consent not to be unreasonably withheld.

ARTICLE 6: COURT APPROVAL

6.1 In the event of any claim for indemnification or payment of expenses with respect to a proceeding brought against an Indemnitee by or on behalf of the Company or an Affiliate, provided that the Indemnitee has fulfilled the conditions set forth in paragraphs (c) and (d) of Section 3.1, the Company will with reasonable efforts either:

(a)	apply to the Court for an order approving the indemnification of, or payment of expenses to, the Indemnitees, or

(b)	pay the expenses of the Indemnitees for the Indemnitees’ application to Court for an order approving the indemnification of, or payment of expeneses to, the Indemnitees.

ARTICLE 7: NO PRESUMPTIONS AS TO ABSENCE OF GOOD FAITH

7.1 Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that he or she did not have reasonable grounds for believing that his conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Company (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its shareholders) that the Indemnitee has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitees against the Company to recover the amount of any indemnification claim, nor create a presumption that the Indemnitee has not met the applicable standard of conduct.

ARTICLE 8: RESIGNATION

8.1 Nothing in this Agreement will prevent or restrict the Indemnitee from, at any time, changing his title or position within the Company or any Affiliate or from resigning as a director or an officer of the Company or any Affiliate. The Company and any Affiliate will have no obligation under this Agreement to continue the Indemnitee as a director or an officer.

ARTICLE 9: DEATH

9.1 For greater certainty, if the Indemnitee is deceased and is or becomes entitled to indemnification under any of the provisions of this Agreement, the Company agrees to indemnify and hold harmless the Indemnitee’s estate and the Indemnitees to the same extent as it would indemnify the Director, if alive, hereunder.

ARTICLE 10: OTHER RIGHTS AND REMEDIES

10.1 The indemnification provided for in this Agreement will not derogate from, exclude or reduce any other rights or remedies, in law or in equity, to which the Indemnitees may be entitled by operation of law or under any statute, rule, regulation or ordinance or by virtue of any available insurance coverage, including, but not limited to, the following:

(a)	the Business Corporations Act;

(b)	the constating documents of the Company or an Affiliate;

(c)	any valid and lawful agreement; or

(d)	any vote of the shareholders or disinterested directors of the Company or an Affiliate,

both as to matters arising out of the capacity of the Indemnitee as a director or an officer of the Company or an Affiliate or as to matters arising out of another capacity with the Company or an Affiliate, while being a director or an officer of the Company or an Affiliate, or as to matters arising by reason of his being or having been at the request of the Company, a director, officer or employee of any other legal entity of which the Company is or was an equity owner or creditor.

10.2 To the extent that a change in the Business Corporations Act, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

ARTICLE 11: NOTICE OF PROCEEDING

11.1 The Indemnitee agrees to give written notice to the Company as soon as practicable, and in any case, within five (5) days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any proceedings against the Indemnitee as a party. If the Company receives notice from any other source of any matter which the Indemnitee would otherwise be obligated hereunder to give notice of to the Company, then the Indemnitee will be relieved of his obligation hereunder to give notice to the Company, provided that the Company has not suffered any damage from the failure of the Indemnitee to give notice as herein provided. The Company will give notice of such matter to the Indemnitee as soon as reasonably practicable.

ARTICLE 12: INDEMNITEE TO CO-OPERATE

12.1 The Indemnitee agrees to provide the Company with such information and co-operation as the Company may reasonably require from time to time in respect of all matters hereunder.

ARTICLE 13: EFFECTIVE DATE

13.1 This Agreement will be effective as and from the first day that the Indemnitee became or becomes a director or an officer of the Company or an Affiliate.

ARTICLE 14: INSOLVENCY

14.1 It is the intention of the parties hereto that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Company and that in such event any amount owing to the Indemnitees hereunder will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.

ARTICLE 15: DURATION OF AGREEMENT

15.1 All agreements and obligations of the Company contained herein will continue until six (6) years after the end of any period the Indemnitee is an officer or director of the Company or an Affiliate but will continue thereafter so long as the Indemnitee will be subject to any proceeding (or any proceeding commenced under Section 4.1) whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, notwithstanding such six (6) year period.

ARTICLE 16: INSURANCE

16.1 The Company will use its reasonable commercial efforts to obtain and maintain a policy of insurance with respect to liability relating to its directors or officers, which policy may pursuant to its terms extend to the Indemnitee in his capacity as a director or an officer of the Company. The Company will use its reasonable commercial efforts to include the Indemnitee as an insured under such policy to the extent the Company believes are reasonable in accordance with the circumstances and will provide the Indemnitee with a copy of such policy upon the Indemnitee being so included as an insured. In the event the Indemnitee is not named under such policy, the Company will immediately provide written notice of such fact to the Indemnitee.

16.2 In the event that the Indemnitee is an insured under such policy and an insurable event occurs, the Indemnitee will be indemnified promptly as provided in this Agreement regardless of whether the Company has received the insurance proceeds. The Indemnitee is entitled to full indemnification as provided in this Agreement notwithstanding any deductible amounts or policy limits contained in any such insurance policy.

ARTICLE 17: SECURITY

17.1 To the extent requested by the Indemnitee and approved by the Board of Directors, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.

ARTICLE 18: DISCLOSURE OF PAYMENTS

18.1 Except as expressly required by any law, neither party will publicly disclose any payments made or due under this Agreement unless prior approval of the other party is obtained.

ARTICLE 19: SUBROGATION

19.1 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, in the event of any payment to or on behalf of the Indemnitee under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who will execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable to the Company to bring suit to enforce such rights.

19.2 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, the Company will not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any Company insurance policy, Company contract, Company agreement or otherwise (except to the extent that the Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

19.3 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, the Company’s obligation to indemnify or advance expenses hereunder to the Indemnitee who is or was serving as a director or officer of an Affiliate will be reduced by any amount the

Indemnitee has actually received as indemnification or advancement of expenses from such Affiliate (except to the extent that the Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

ARTICLE 20: NOTICE

20.1 Any notice or other communication required or permitted to be given hereunder will be in writing and will be hand delivered, sent by facsimile or sent by registered mail, all charges prepaid, to the address set out on the first page hereof.

20.2 In the case of:

(a)	hand delivery, any notice or other communication will be deemed effective upon actual receipt;

(b)	confirmed facsimile transmission, any notice or other communication will be deemed effective one (1) business day after the date of delivery; or

(c)	registered mail, any notice or other communication will be deemed to be received on the fourth Business Day following the day of mailing, provided there is no Postal Interruption at the time of mailing or at any time during the five days either preceding or following the day of mailing, in which case any such notice or communication will be deemed to be received only upon actual receipt thereof.

20.3 Any party hereto may, from time to time, modify or change its address by providing written notice to the other party, and thereafter the address as modified or changed will be deemed to be the address of the person specified above.

ARTICLE 21: SEVERABILITY

21.1 If any portion of a provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, with limitation, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and

(b)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

ARTICLE 22: PROPER LAW AND ATTORNMENT

22.1 This Agreement and all matters arising herein or therefrom, including the capacity, form, essentials and performance of this Agreement, will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

22.2 Each of the parties, by the execution and delivery of this Agreement, irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, attorns, submits to and accepts, for itself and in respect of its assets, the jurisdiction of the courts of the Province of British Columbia.

ARTICLE 23: MODIFICATIONS AND WAIVERS

23.1 No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the parties hereto.

23.2 This Agreement and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by reason of any waiver, extension of time or indulgence by the Indemnitees of any breach or default in performance by the Company of any terms, covenants or conditions of this Agreement, nor will any waiver, indulgence or extension of time constitute a waiver of:

(a)	any other provisions hereof (whether or not similar), or

(b)	any subsequent or continuing breach or non-performance,

nor will the failure by the Indemnitees to assert any of their rights or remedies hereunder in a timely fashion be construed as a waiver or acquiescence or affect the Indemnitees’ right to assert any such right or remedy thereafter.

ARTICLE 24: ENFORCEMENT

24.1 The Company expressly confirms and agrees that it has entered into this Agreement assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as an officer or director of the Company or an Affiliate, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as an officer or director of the Company or an Affiliate.

24.2 This Agreement, in conjunction with the Side Letter, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein, to the extent of any conflict between this Agreement and the Side Letter, the terms of the Side Letter shall govern.

24.3 The Company represents that this Agreement has been approved by the Board of Directors.

ARTICLE 25: SUCCESSORS AND ASSIGNS

25.1 This Agreement will be binding upon and enure to the benefit of the Company, its successors and assigns, and also the Indemnitee, his heirs and personal or other legal representatives.

ARTICLE 26: ASSIGNMENT

26.1 Neither party hereto may assign this Agreement without the prior written consent of the other party; provided, however, that the Company may assign this Agreement upon a change of control, and the Indemnitee may assign its rights under this Agreement to Warburg Pincus Private Equity X, L.P, Warburg Pincus X Partners, L.P. and their respective affiliates without prior written consent.

ARTICLE 27: FURTHER ASSURANCES

27.1 Each of the parties hereto will at all times and from time to time hereafter and upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, documents, assurances and things as may be reasonably required for more effectually implementing and carrying out the provisions and the intent of this Agreement.

ARTICLE 28: COUNTERPARTS

28.1 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or electronic signature.

ARTICLE 29: INTERPRETATION

29.1 Headings will not be used in any way in construing or interpreting any provision hereof.

29.2 Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

29.3 Words such as herein, therefrom and hereinafter reference and refer to the whole Agreement, and are not restricted to the clause in which they appear.

29.4 The parties acknowledge that both parties have contributed to the drafting of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Per:

Name:
Title:

SIGNED by	)
in the presence of:	)
)
)
Signature	)
)
)
)
Print Name	)	—
)
)
)
Address	)
)
)